Exhibit 99.1


FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche/Mitchel Underseth
(408) 979-2955


ORYX REQUESTS HEARING FOR CONTINUED LISTING ON THE NASDAQ SMALLCAP MARKET


SAN JOSE, CA (November 25, 2002) -- Oryx Technology Corporation (Nasdaq: ORYX), a technology licensing, investment and management services company, today announced the Company received a Nasdaq Staff Determination on November 19, 2002 indicating that the Company fails to comply with the minimum stockholders' equity requirement for continued listing set forth in the Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

Company Profile

Headquartered in San Jose, California, Oryx Technology Corporation is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on The Nasdaq SmallCap Market under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal years ended February 28, 2001 and February 28, 2002, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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